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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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

                                                                           6 Months          6 Months
(Dollars in Thousands)                                                       June              June
                                                                             1997              1996
                                                                             ----              ----
       PRIMARY:

              Weighted average shares and common stock equivalents       25,993,310        26,846,526

              Net Income (Loss)                                            ($68,752)          $27,466

              Less Preferred Stock Dividend, Net of Tax                      (1,881)           (1,862)
                                                                       ------------      ------------

              Income (Loss) Available to Common Shareholders               ($70,633)          $25,604

PRIMARY EARNINGS (LOSS) PER COMMON SHARE                                     ($2.72)            $0.95


       FULLY DILUTED:

              Weighted average shares and common stock equivalents       25,993,310        26,846,526

              Adjustments (primarily assumed conversion of
                     convertible preferred stock)                         2,359,138         2,437,618
                                                                       ------------      ------------

                                                                         28,352,448        29,284,144

              Net Income (Loss)                                            ($68,752)          $27,466

              Additional ESOP Contribution, Net of Tax                         (932)             (982)
                                                                       ------------      ------------

              Adjusted Net Income (Loss)                                   ($69,684)          $26,484


FULLY DILUTED EARNINGS (LOSS) PER SHARE                                      ($2.46)            $0.90

         NOTE:  DUE TO THE ANTI-DILUTIVE EFFECT OF THE NET LOSS IN 1997, PRIMARY EARNINGS PER SHARE IS REPORTED
                  FOR BOTH PRIMARY AND FULLY DILUTED EARNINGS PER SHARE.

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